EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (No. 033-55425, 333-22355, 333-101455, and 333-208501), Form S-8 (No. 033-58347, 333-49280, 333-136083, 333-136086, 333-146932, 333-148995, 333-175260, 333-195331, 333-210889, and 333-210899), and Form S-4 (No. 333-82049) of our report dated February 10, 2017, relating to the consolidated financial statements of Honeywell International Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Company changing its method of accounting for employee-shared based payments in 2016 and 2015), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 10, 2017

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